Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Emmaus Holdings, Inc.
20725 S. Western Avenue, Suite 136
Torrance, CA 90501

We hereby consent to the use of our audit report dated April 28, 2011, in this Registration Statement on Form S-1, with respect to the consolidated balance sheets of Emmaus Medical, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended and for the period since inception (December 20, 2000) through December 31, 2010.

Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP
Rochester, New York
July 8, 2011